                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-91553
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 3, 2000)

                             [LOGO OF EGGHEAD.COM]

                                 Shares of Common Stock

                               ----------------

   Egghead.com, Inc. is offering 702,947 shares of common stock pursuant to a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. This prospectus supplement relates to the first settlement date of the first draw down under the purchase agreement. The common stock is being purchased at an average price of $10.67 per share, which price is based on the recent trading prices of the common stock on the Nasdaq National Market and reflects a 5.60% discount. See "Plan of Distribution" beginning on page S-11 of this prospectus supplement.

   The common stock is quoted on the Nasdaq National Market under the symbol "EGGS." On March 2, 2000, the closing sale price of the common stock was $9.44 per share.

                               ----------------

   This investment involves a high degree of risk. See "Risk Factors" beginning on page S-3 of this prospectus supplement.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is March 2, 2000.

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

About This Prospectus......................................................  S-2
Special Note Regarding Forward-Looking Information.........................  S-2
The Offering...............................................................  S-3
Risk Factors...............................................................  S-3
Use of Proceeds............................................................ S-11
Dilution................................................................... S-11
Plan of Distribution....................................................... S-11
Where You Can Find More Information........................................ S-13

                               ----------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Egghead" refer to Egghead.com, Inc., a Delaware corporation, formerly known as Onsale, Inc. The term "Old Egghead" refers to Egghead.com, Inc., a Washington corporation that was acquired by Onsale, Inc. Egghead, the Egghead logo and Onsale are our registered trademarks. Other trademarks and trade names appearing in this prospectus supplement are the property of their holders.

   This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell up to 5,000,000 shares of common stock in one or more offerings. This prospectus supplement provides specific information about the offering of 702,947 shares under the shelf registration statement, and updates information provided in the prospectus dated February 3, 2000. You should read both this prospectus supplement and the prospectus carefully.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

   This document and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement, are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The sections entitled "Risk Factors" that appear in this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 1998 describe some, but not all, of the factors that could cause these differences.

                                  THE OFFERING

Common stock offered by Egghead............... 702,947 shares
Common stock to be outstanding after the       37,978,071 shares*
 offering.....................................
Use of proceeds............................... For general corporate purposes.
                                               See "Use of Proceeds."
Nasdaq National Market Symbol................. EGGS

--------
* Based on shares outstanding as of February 29, 2000. Excludes 5,947,492 shares subject to options and purchase rights outstanding as of that date.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information in this prospectus supplement carefully. The risks described below are not the only ones we face. Additional risks that we are aware of or that we currently believe are immaterial may become important factors that affect our business. If any of the following risks occur, or if others occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

The expected benefits of our merger with Old Egghead might not be realized.

   The potential benefits that we expect to achieve as a result of our merger with Old Egghead may be more difficult to achieve than expected, or may not be achievable at all. For example:

  . We may be unable to derive or maintain an amount of revenue per visitor to our web sites that is similar to the amount we derived from visitors to our web site before the merger;

  . Our efforts to build a single, widely-recognized online brand may be more expensive than anticipated, or may be of limited utility in product areas outside of computer-related products;

  . Anticipated cost reductions may not be achieved, or may be offset by unanticipated cost increases;

  . Economies of scale may not be acheived--in particular, our purchasing power leverage with vendors may not increase as a result of the merger;

  . Our customer base may overlap with the customer base of Old Egghead more than anticipated, resulting in a smaller-than-expected customer base for the combined company; and

  . Visitor traffic on our web sites may not be as high as we anticipate due to several factors, including consolidation of operations, customer overlap and brand consolidation, and may not increase in the future.

The integration of our two companies may be difficult.

   Although our merger with Old Egghead was consummated in November 1999, the process of integrating the two companies into a single company is an ongoing process. Merging our two companies involves technological, operational and personnel-related risks. The integration process will be complex, time-consuming and expensive, and will disrupt our business if not completed in a timely and efficient manner. We will utilize common information and communication systems, facilities, operating procedures, financial controls and human resources practices. We may encounter difficulties, costs and delays involved in integrating these operations, including:

  . Combining operational systems, such as product fulfillment and customer service, may be more difficult than we anticipate;

  . We may lose key employees that we do not anticipate losing, and the attention of our management team may be diverted from other ongoing business concerns more than we anticipate; and

  . Our business cultures may be more difficult to integrate than we anticipate.

We expect to incur net losses for the foreseeable future.

   Based on restated historical financial statements, we incurred net losses in 1997 and 1998. As of December 31, 1999, we had a combined net accumulated deficit of approximately $269 million. We expect to experience substantial quarterly net losses for the foreseeable future, due primarily to the following factors:

  . competitive pricing pressures, which we expect to continue to negatively affect gross margins;

  . we expect to spend significant amounts on operating expenses, in particular marketing expenses; and

  .  we expect spend a substantial amount on our infrastructure.

We may seek additional financing and may not be able to secure it.

   We expect to raise additional funds within the next 12 months. Additional financing may not be available on terms favorable to us, or may not be available to us at all. For instance, we may sell shares of our common stock from time to time pursuant to our common stock purchase agreement with Acqua Wellington. If we sell shares under that agreement, or if we otherwise raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest. Additionally, we could issue securities that have rights senior to the rights of common stockholders.

Due to competitive pressures and our efforts to expand and maintain market share, our profit margins may remain low for the foreseeable future.

   Some of our competitors sell products that are commonly available from major distributors at or near their purchase price. This may cause us to reduce our selling prices on the same or similar goods, which would reduce profit margins.

   We plan to make aggressive efforts to expand and maintain our market share, and our profit margins may continue to be negatively affected as a result. We may attempt to expand our market share for auctioned goods by increasing the quantity of products available for bid at any one time, which tends to decrease revenues per unit. We may also use promotional pricing and enhanced customer service to increase our market share for current version sales. One of the effects of these strategies may be low margins, and we may not be successful in increasing or maintaining our market share in either or both lines of business. Even if we are successful in increasing our market share, continued competition and customer expectations may make it difficult to improve profit margins in the future. Accordingly, our profits and stock price may be harmed.

Our operating results may fluctuate significantly and may be difficult to predict.

   The operating results of Onsale and Old Egghead prior to the merger fluctuated, and we expect our operating results to fluctuate in the future, due to a number of factors, many of which are outside our control. These factors include:

  .  pricing competition;

  .  the availability and pricing of merchandise from vendors;

  . our ability to manage our inventory mix and the mix of products offered for auction, and take other actions required to maintain customer satisfaction;

  . the degree to which our sales of new, current-version merchandise at attractive prices reduces sales of similar products on our auction site;

  . seasonal fluctuations in buying patterns of new and reconditioned merchandise and in the availability of reconditioned merchandise;

  . the level of traffic at our web site, and our ability to attract new customers and to retain existing customers;

  . the announcement or introduction of new types of merchandise, service offerings or customer services by us or our competitors;

  .  the timing, cost and availability of web advertising;

  .  the amount and timing of costs relating to expansion of our operations;

  . interruptions to or increases in the costs associated with the normal flow of our business operations, including the occurrence of technical or communications failures or stoppages by common carriers such as United Parcel Service; and

  .  governmental regulation and taxation policies.

   Due to these factors, factors discussed elsewhere in this document, or unforeseen factors, in some future quarter our operating results may not meet the expectations of securities analysts and investors, in which event the trading price of our common stock may decline.

If we are unable to manage our growth, our business could be harmed.

   We expect to continue to expand our operations, and in order to manage our growth, we face many challenges, including:

  . maintaining and improving existing operational, financial and inventory systems, procedures and controls and implementing new systems, procedures and controls;

  . integrating new key managerial and technical employees into our existing management team;

  .  training, motivating and managing our employee base;

  .  managing relationships with third parties;

  . managing risks associated with accounts receivable expansion and collection; and

  .  meeting our growing needs for working capital.

We operate in an extremely competitive market and we could lose revenue and customers to our competitors.

   Existing competitors. The electronic commerce market, particularly over the Internet, is new, rapidly evolving and competitive, and we expect competition to intensify in the future. We compete with many other companies which either offer the same types of merchandise or provide the same or a similar type of sales format to customers. Some current competitors include:

  . Companies with online commerce sites such as Amazon.com, Inc., Beyond.com Corporation, Buy.com Inc., Cyberian Outpost, Inc. and Dell Computer Corporation; and

  . Companies offering certain types of Internet auctions, such as uBid, Inc., Internet Shopping Network, Inc. (the FirstAuction site) and Micro Warehouse, Inc.

This is not an exhaustive list of current competitors, and you should refer to the annual reports of Onsale and Old Egghead previously filed with the Securities and Exchange Commission for a list of additional competitors.

   New competitors. It is not difficult to enter the online commerce market, and current and new competitors can launch new online commerce web sites at relatively low cost. Competition in online commerce will likely increase as retailers, suppliers, manufacturers and direct marketers who have not traditionally sold computer products and consumer goods directly to consumers through the Internet enter this market segment. Increased competition may result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs or loss of market share, or any combination of these problems.

   New competitors may emerge and rapidly acquire market share in several ways, including through mergers or by alliances among competitors and vendors. For example, Dell Computer Corporation and Amazon.com, Inc. have agreed to provide links from their web sites to new web pages that advertise their respective products. Through such alliances, competitors may also obtain exclusive or semi-exclusive sources of merchandise. In addition, manufacturers may elect to liquidate their products directly over the Internet. Companies that primarily conduct online person-to-person auctions, such as eBay Inc., may develop into direct competitors in the future.

   We may not be successful in competing against competitors. Many of these competitors have greater financial, marketing, customer support, technical and other resources than we do. As a result, they may be able to secure merchandise from suppliers on more favorable terms than us, and they may be able to respond more quickly to changes in customer preference or to devote greater resources to the development, promotion and sale of their merchandise than we can. If competition increases and our branding efforts are not successful, we may not be able to command higher margins on the products we sell, or we may lose revenue and customers to our competitors.

If we cannot continue to build strong brand loyalty, our business will be harmed.

   We believe that development and awareness of the Egghead.com brand is critical to our success in attracting customers. Furthermore, we believe that brand loyalty will become increasingly important as low barriers to entry encourage the proliferation of web sites. If we are unsuccessful in continuing to build strong brand loyalty, our business will be harmed.

   In order to attract and retain consumers and advertisers, and to promote and maintain the Egghead.com brand in response to competitive pressures, we intend to increase our online and offline marketing and advertising. We believe that advertising rates generally, and the cost of online advertising campaigns in particular, could increase substantially in the future. Despite our efforts, consumers or advertisers may not perceive our web site or the Egghead.com brand as superior to the web sites or brands of our competitors.

We have a limited operating history as an online commerce company, which makes our business difficult to evaluate.

   We have a limited operating history as an online commerce company. We were incorporated in 1994 and did not generate any revenues until July 1995. Old Egghead was incorporated in 1984 but changed its business model from a chain of retail stores to an online commerce web site beginning in February 1998. Our prospects will therefore be subject to the risks, expenses and uncertainties frequently encountered by young companies that operate in the new and rapidly evolving markets for Internet products and services. These risks include:

  .  evolving and unpredictable business models;

  .  intense competition;

  .  our need and ability to manage growth; and

  .  the rapid evolution of technology in electronic commerce.

Our business may face increased government regulation.

   Auctioneering and other laws. Several states have laws that regulate auctions and auction companies within their jurisdiction. Some states may interpret their statutes to apply to our transactions with consumers in such states. The burdens of complying with auctioneering laws could materially increase our cost of doing business. Similarly, states may construe their existing laws governing issues such as property ownership, sales tax, libel and personal privacy to apply to Internet companies servicing consumers within their boundaries. Resolution of whether or how these laws will be applied is uncertain and may take years to resolve.

   Consumer protection laws. We could be subject to regulation under consumer protection laws in various states. Several states, including California and Washington, have laws regulating the disclosure of pricing information by wholesalers and comparable businesses. In the future, governments of California, Washington and other states could require additional disclosure in order to comply with other regulations.

   Tax laws. The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Our business may be harmed by the passage of laws in the future imposing taxes or other burdensome regulations on online commerce.

   New Internet laws. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise harm our business.

   We may have to qualify to do business in other jurisdictions. Because our service is available over the Internet in multiple states and foreign countries, and we sell to consumers resident in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of these states and foreign countries. If we fail to qualify as a foreign corporation in a jurisdiction where we are required to do so, we could be subject to taxes and penalties.

We face risks associated with purchasing and carrying our own inventory.

   We purchase inventory from vendors. Risks of carrying inventory include:

  .  potential declines in the market value of the goods that we purchase;

  . difficulties managing customer returns and credits associated with merchandise to be returned to vendors;

  .  shrinkage resulting from theft, loss or inaccurate inventory recording;
     and

  .  unpredictable sale prices due to the nature of our auction process.

If we manage our inventory poorly, we may be forced to sell our inventory at a discount or loss.

We rely on merchandise vendors for supply, shipping and quality of products.

   Supply. We rely on vendors to supply us with merchandise. For the year ended December 31, 1999, purchases from Tech Data and Ingram Micro Inc., distributors of computers and related products, accounted for approximately 38% and 14%, respectively, of our aggregate merchandise purchases. We have no long-term contracts or arrangements with our vendors that guarantee the availability of merchandise. We may not be able to obtain sufficient quality and quantities of merchandise at competitive prices. Also, the quality of service provided by such parties may fall below the standard needed to enable us to conduct our business effectively. We cannot assure you that our current vendors will continue to supply merchandise or that we will be able to establish new vendor relationships that will ensure that merchandise will be available.

   Customer service--shipping and quality of products (returns). We rely on some of our vendors to ship merchandise directly to customers. Consequently, we have limited control over the goods shipped by these vendors, and shipments of goods may be subject to delays and shipment errors. In addition, we may accept returns from customers for which we will not receive reimbursements from manufacturers or vendors. If the quality of service provided by such vendors falls below a satisfactory standard or if our level of returns exceeds expectations, this could harm our business.

We rely on other third parties in conducting our operations.

   In conducting our operations, we depend on several other third parties, including the following:

  . Fulfillment. Third parties fulfill a significant portion of our sales. Any service interruptions experienced by these distribution centers as a result of labor problems or otherwise could disrupt or prevent fulfillment of customer orders;

  . Operating software. Our internally-developed auction software depends on operating systems, database and server software that have been developed, produced by and licensed from third parties;

  . Payment processing. We rely on one or two processors of credit card transactions. If computer systems failures or other problems were to prevent them from processing our credit card transactions, we would experience delays and business disruptions; and

  . Shipping. We use one or two primary delivery services to ship our products. Our business would suffer if labor problems or other causes prevented these or any other major carriers from delivering our products for significant time periods.

We may not be able to maintain satisfactory relationships with any of the above parties on acceptable commercial terms, and the quality of services that they provide may not remain at the levels needed to enable us to conduct our business effectively.

Our online commerce systems are vulnerable to interruption.

   Customer access to our web site will directly affect the volume of orders and thus affect our revenues. System interruptions may make our web site unavailable or prevent us from fulfilling orders efficiently, reducing the volume of goods we sell and the attractiveness of our products and services. We may need to add hardware and software and further develop and upgrade our existing technology, transaction-processing systems and network infrastructure to accommodate increased traffic on our web site and increased sales volume. We maintain substantially all of our computer and communications hardware at two facilities, in Menlo Park, California and Vancouver, Washington. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, network break-ins, earthquake and similar events. Our backup systems and disaster recovery plan may not be adequate, and we may not have sufficient business interruption insurance to compensate us for losses from a major interruption. Computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of our systems and similar disruptions could cause system interruptions, delays and loss of critical data, and could prevent us from providing services and accepting and fulfilling customer orders.

We depend on continued improvements in the Internet infrastructure and in our own systems.

   Growth of the Internet generally. Our success depends in large part on the development of the Internet infrastructure and related enabling technologies, performance improvements and security measures for providing reliable Internet access and services. The Internet could suffer from performance problems or outages due to continued growth in Internet users and their bandwidth requirements, which could lead to decreased usage or growth in usage of our web site. Also, our ability to increase the speed with which we provide services to consumers and to increase the scope of such services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on future improvements to the entire Internet.

   Growth of our own systems in particular. Our revenues depend upon the number of visitors who use our web site and the volume of orders we fulfill through our web sites. We use an internally developed system for our web site and several aspects of transaction processing, including billing, shipping and tracking. We may be required to add additional hardware and software and further develop and upgrade our existing technology, transaction-processing systems and network infrastructure to accommodate increased traffic on our web site and increased sales volume through our transaction-processing systems. Any failure to do so may cause unanticipated systems disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information.

We depend on key employees.

   Our future performance depends upon contributions from members of our senior management and other key personnel. Most of our key personnel do not have long-term employment agreements, and we do not maintain any key person life insurance. Competition for attracting and retaining personnel in our industry is intense, especially in the San Francisco Bay area where our headquarters and one of our operating sites are located, and we may fail to attract and retain the personnel we will need to succeed in the future. It is difficult for us to attract new employees by offering stock options due to the volatility of our stock price. If one or more of our key personnel leaves us or joins a competitor, our business could be harmed.

We may be unable to protect our intellectual property.

   Generally, our performance and ability to compete are dependent to an important degree on our ability to protect and enforce our intellectual property rights, which include the following:

  .  our proprietary technology;

  . our registered U.S. trademarks and our other trademarks and service marks; and

  .  our domain names, each of which relates to our brand.

   We rely on a combination of patent, trademark, copyright and trade secret laws, regulations governing domain names, confidentiality agreements and technical measures to establish and protect our proprietary rights. We may not be able to protect our proprietary rights, and our inability or failure to do so could result in lost or forgone licensing revenues, dilution of the Egghead.com brand and other loss of competitive and commercial advantages that we hold. Additionally, we may choose to litigate to protect our intellectual property rights, which could result in a significant cost of resources and money to us. We may not be successful in any litigation that we undertake.

We could face litigation risks.

   Intellectual property rights. Our business activities may infringe upon the proprietary rights of others, and we have in the past received, and may in the future receive, notices from third parties claiming infringement by our software or other aspects of our business. Any of these claims, with or without merit, could result in significant litigation costs and diversion of resources and management attention, and could require us to enter into royalty and licensing agreements (which may not be available on terms acceptable to us or at all). Successful litigation could result in invalidation of our proprietary rights or significant liability for damages, which could harm our business.

   Products liability and consumer protection. Our sale of products through our web sites could subject us to product liability claims or consumer protection regulation, and states and other jurisdictions other than California and Washington may interpret their products liability or consumer protection laws to apply to

Internet commerce providers such as us that enter into transactions with their residents. While we carry liability insurance, this may not be adequate to compensate for substantial claims, and these claims could have a harmful effect on our business.

   Liability for information transmitted over our online services. The law relating to the liability of online services companies for information carried on or disseminated through our services is currently unsettled. Claims could be made against us under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through our services. Several private lawsuits seeking to impose such liability on other online services companies are currently pending. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. The potential imposition of liability on online services companies for information carried on or disseminated through their services could require us to alter our service offerings.

We expect our stock price to be volatile.

   The market price of the shares of our common stock has been and we expect it to continue to be, subject to wide fluctuations in response to several factors, such as:

  .  actual or anticipated variations in our results of operations;

  .  announcements of technological innovations;

  . new sales formats, services or product introductions by us or our competitors;

  .  developments with respect to patents, copyrights or proprietary rights;

  .  changes in financial estimates by securities analysts; and

  . conditions and trends in the Internet and electronic commerce industries.

   The stock markets generally, and the Nasdaq National Market in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our common stock. In the past, stockholders have instituted securities class action litigation against several companies following periods of volatility in the market price of their securities. Such litigation, if instituted against us, could result in diversion of our management's attention and resources and substantial financial costs.

                                USE OF PROCEEDS

   We estimate that the net proceeds that we will receive from the sale of the 702,947 shares of common stock offered with this prospectus supplement and the accompanying prospectus will be approximately $7.4 million, after deducting the estimated offering expenses payable by us. We intend to use the net proceeds as stated in the accompanying prospectus.

                                    DILUTION

   The net tangible book value of the common stock as of December 31, 1999 was $53.4 million, or $1.44 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 37,192,507 shares of common stock outstanding as of December 31, 1999. After giving effect to the sale of the common stock offered with this prospectus at an average price of $10.67 per share, after deducting estimated offering expenses, the net tangible book value at December 31, 1999 would have been $60.8 million, or $1.60 per share. This represents an increase in net tangible book value per share of $0.16 to existing stockholders and an immediate dilution of $9.07 per share to Acqua Wellington.

   The above discussion assumes no exercise of any stock options outstanding as of December 31, 1999. As of December 31, 1999, there were options outstanding to purchase a total of 5,478,512 shares of our common stock with a weighted average exercise price of $17.34 per share. Upon exercise of these options, there will be further dilution to Acqua Wellington.

                              PLAN OF DISTRIBUTION

   We entered into a common stock purchase agreement with Acqua Wellington on February 17, 2000 under which we may sell up to an aggregate of $100 million of our common stock. From time to time during the nine months following the date of the purchase agreement, we may, at our sole discretion, present Acqua Wellington with draw down requests to sell up to $30 million worth of the common stock per draw down, or less depending on the minimum price at which we elect to sell the common stock during the draw down period. The common stock will be sold at the volume weighted average trading price of the common stock on the Nasdaq National Market each day during the draw down period, less a discount of 4.25% to 5.60% depending on the minimum price at which we elect to sell the common stock during the draw down period. The purchase agreement provides that the minimum price at which we will sell the common stock is $9.44 per share, unless a lower minimum is mutually agreed to by both parties. We may present Acqua Wellington with up to seven draw down notices during the term of the purchase agreement. Each draw down period includes two settlements.

   Under the purchase agreement, Acqua Wellington has an option to purchase up to an additional $10 million worth of our common stock during the first draw down period, at the volume weighted average trading price of the common stock on the Nasdaq National Market on the day of each exercise of the option, less a discount of 5.60%.

   Restrictions on Obtaining Financing from Alternative Sources. The purchase agreement restricts us from entering into any agreement with a third party for the principal purpose of securing debt or equity financing for Egghead without the consent of Acqua Wellington, subject to the following exceptions:

  . we may enter into any loan, credit or lease facility with a bank or financing institution;

  . we may establish employee stock option plans and enter into related agreements, and we may issue shares of common stock in connection with our existing employee stock option plans and agreements;

  . we may issue equity securities and finance the acquisition of other companies, equipment, technologies or lines of business;

  . we may issue debt or equity securities to specified persons, or to any person or entity specifically identified by our board of directors as a strategic partner of Egghead; and

  . we may issue debt or equity securities to one or more companies whose principal business is not the investment in the securities of other entities.

   Should Acqua Wellington consent to us entering into another debt or equity financing agreement, Acqua Wellington will have the option, to be exercised within 10 days, to participate in the other financing on the same terms of that financing.

   If the volume average trading price of the common stock is less than $10.00 per share for five or more consecutive trading days, we may notify Acqua Wellington that we wish to secure additional financing. If we and Acqua Wellington cannot agree to terms on additional financing, we may secure additional debt or equity financing from a third party.

   Status as Underwriter. Acqua Wellington is an "underwriter" within the meaning of the Securities Act in connection with its sale of the shares acquired under the purchase agreement with us. Broker-dealers or other persons acting on behalf of Acqua Wellington or each other that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

   Termination. We may terminate this agreement upon a change of control of Egghead, or a continuing breach of the agreement by Acqua Wellington. Acqua Wellington may terminate this agreement upon a material adverse change to Egghead, a change in ownership such that current officers and directors of Egghead beneficially own less than 2% of the common stock that they own as of the date of the purchase agreement, or if we issue convertible debentures or enter into an alternative financing without Acqua Wellington's consent.

   Indemnification and Fees. We have agreed to indemnify Acqua Wellington against specified liabilities, including liabilities arising under the Securities Act and the Exchange Act. We agreed to pay all reasonable fees and expenses related to the transactions contemplated by the purchase agreement. We estimate those fees and expenses to be $120,000.

Shares Offered With This Prospectus

   We initiated a draw down on February 18, 2000, under which we agreed to sell the common stock at the volume weighted average exercise price during the draw down period, less a discount of 5.60%, with a minimum price (before discount) of $10.00 per share.

   With this prospectus supplement and the accompanying prospectus, we are offering 702,947 shares of the common stock to Acqua Wellington as the first settlement of the first draw down, pursuant to the draw down notice issued by us and pursuant to exercises of options by Acqua Wellington. The common stock will be purchased by Acqua Wellington at an average price of $10.67 per share (after giving effect to the 5.60% discount).

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission's web site at http://www.sec.gov.

   The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

  . Onsale's annual report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 31, 1999;

  . the description of our common stock contained in Onsale's registration statement on Form 8-A (File No. 000-21945) filed under Section 12(g) of the Exchange Act with the Commission on March 11, 1997, including any amendment or report filed for the purpose of updating such description; and

  . all other reports filed under Section 13(a) or 15(d) of the Exchange Act since December 31, 1998, including (1) our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999, and
     (2) our current reports on Form 8-K filed with the Commission on July 23, 1999, November 5, 1999, November 22, 1999, December 1, 1999 (as
     amended on January 31, 2000) and March 2, 2000.

PROSPECTUS

                             [LOGO OF EGGHEAD.COM]

                                  Common Stock

                               ----------------

   With this prospectus, we may offer up to 5,000,000 shares of our common stock. We will provide specific terms for each offer and sale of the common stock in supplements to this prospectus. You should read this prospectus and the relevant prospectus supplement carefully before investing in our common stock.

   The common stock is quoted on the Nasdaq National Market under the symbol "EGGS." On February 3, 2000, the closing sale price of the common stock was $12.56 per share.

                               ----------------

   This investment involves a high degree of risk. See "Risk Factors" in the relevant supplement to this prospectus.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is February 3, 2000.

                               TABLE OF CONTENTS

   About This Prospectus....................................................  1
   Prospectus Summary.......................................................  3
   Risk Factors.............................................................  4
   Use of Proceeds..........................................................  4
   Dividend Policy..........................................................  4
   Plan of Distribution.....................................................  4
   Legal Matters............................................................  7
   Experts..................................................................  7
   Where You Can Find More Information......................................  7
   Forward-Looking Statements...............................................  8

                             ABOUT THIS PROSPECTUS

   Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Egghead" refer to Egghead.com, Inc., a Delaware corporation, formerly known as Onsale, Inc. Egghead, the Egghead logo and Onsale are our registered trademarks. Other trademarks and trade names appearing in this prospectus are the property of their holders.

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell up to 5,000,000 shares of common stock in one or more offerings. This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

   The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Commission's web site or at the Commission's offices mentioned under the heading "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus and prospectus supplement, particularly the section titled "Risk Factors" in the prospectus supplement, carefully.

   We are a leading Internet retailer of new and surplus computer products, consumer electronics, sporting goods, and vacation packages. Through our auction site, we offer bargains on excess and closeout goods and services. We combine broad selection, low prices and excellent service to provide an outstanding online shopping experience for businesses and consumers.

   We incorporated in California in July 1994 and reincorporated in Delaware in March 1997, in both instances under the name Onsale, Inc. We changed our name to Egghead.com, Inc. on November 19, 1999. Our principal executive offices are located at 1350 Willow Road, Menlo Park, California 94025. Our telephone number is (650) 470-2400.

                                  The Offering

   The shares that may be offered under this prospectus will represent approximately 12% of our outstanding shares of common stock as of November 19, 1999. These shares may be offered on a continuous basis under Rule 415 under the Securities Act of 1933.

   Common stock offered by Egghead .........  5,000,000 shares
   Common stock to be outstanding after the
    offering................................  42,214,458 shares*
                                              For general corporate purposes.
   Use of proceeds..........................  See "Use of Proceeds."
   Nasdaq National Market Symbol............  EGGS (formerly ONSL)

--------
   * Based on shares outstanding as of January 31, 2000.

                                 RISK FACTORS

   An investment in the common stock involves a high degree of risk. You should carefully consider the information contained under the heading "Risk Factors" in the applicable supplement to this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the risks described in the applicable supplement to this prospectus. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

                                USE OF PROCEEDS

   Unless otherwise indicated in the applicable supplement to this prospectus, the net proceeds from the sale of common stock offered under this prospectus will be added to our general funds and may be used:

  . for working capital to fund operations, including increased operating expenses as we continue to expand our marketing efforts, increase our staffing, increase our software development efforts, and grow our infrastructure; and

  .  for general corporate purposes.

   Until we have used the net proceeds, we intend to invest the proceeds in short-term marketable securities.

                                DIVIDEND POLICY

   We have never paid any cash dividends on our common stock. We anticipate that we will continue to retain any earnings for use in the operation of our business and we do not currently intend to pay dividends.

                             PLAN OF DISTRIBUTION

   We may sell common stock through underwriters, dealers or agents, directly to one or more purchasers, or by means of both of these methods. We may distribute common stock from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to these prevailing market prices, or at negotiated prices.

   Regardless of the method we use to sell our common stock, we will provide a prospectus or prospectus supplement pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act") that will disclose:

  . the identity of any underwriters, dealers, agents or investors who purchase common stock, as required;

  . the number of shares sold, the public offering price and consideration paid, and the proceeds we will receive from the sale;

  . the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

  . the terms of any idemnification provisions, including indemnification from liabilities under the federal securities laws; and

  .  any other material terms of the distribution of the common stock.

   Use of Underwriters and Agents. Only underwriters named in a prospectus or prospectus supplement, if any, are underwriters of the common stock offered with that prospectus or prospectus supplement. If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the common stock offered by the prospectus supplement in which they are named, if any. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

   We may sell the common stock through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and in the prospectus supplement we will describe any commissions we will pay the agent. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of appointment.

   We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the common stock from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will list the public offering price for any such shares and describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in a prospectus supplement.

   In connection with the sale of the common stock offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the common stock for whom they may act as agents, in the form of discounts, concessions or commissions. Agents and underwriters may engage in transactions with us, or perform services for us, in the ordinary course of business.

   Sales Directly to Purchasers. We may enter into agreement directly with one or more purchasers. Such agreements may provide for the sale of our common stock at a fixed price, based on the market price of the common stock or otherwise. Alternatively, such agreement may provide for the sale of common stock over a period of time by means of draw downs at our election which the purchaser would be obligated to accept under specified conditions. Under this form of agreement, we may sell common stock at a per share purchase price which is discounted from the market price. Such agreement may also provide for sales of common stock based on combinations of or variations from these methods.

   Deemed Underwriters. The underwriters, dealers, agents or purchasers that participate in the distribution of the common stock may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the common stock may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the common stock received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934 (the "Exchange Act").

   Underwriters or purchasers that would be deemed underwriters under the Securities Act, and their pledgees, donees, transferees and other subsequent owners, may offer the common stock at various times in the over-the-counter market or in privately negotiated transactions, at a fixed price or prices (which may be changed from time to time), prevailing market prices at the time of sale, at prices related to those prevailing market prices, or at negotiated prices. These sales may be made according to one or more of the following methods:

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus, including resale to another broker or dealer;

  .  exchange distributions under the rules of the exchange;

  . negotiated transactions between sellers and purchasers without a broker-dealer; and

  .  by writing options.

These underwriters or purchasers may also sell the common stock under Rule 144, instead of under this prospectus, if Rule 144 is available for those sales.

   Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the common stock in the market. All of the foregoing may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

   Expenses Associated with Registration. We are paying substantially all of the expenses of registering the common stock under the Securities Act and of compliance with blue sky laws, including registration and filing fees, printing and duplication expenses, administrative expenses and our legal and accounting fees. We estimate these expenses to be approximately $120,000.

   Indemnification and Contribution. We may provide agents, underwriters or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or purchasers may make with respect to such liabilities.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California will provide us with an opinion as to the legality of the common stock that may be offered with this prospectus.

                                    EXPERTS

   The financial statements of Onsale, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the supplementary consolidated financial statements of Egghead.com, Inc. as of December 31, 1998 and for the year then ended, incorporated in this document by reference to the Annual Report on Form 10-K of Onsale, Inc. and the Current Report on Form 8-K dated November 19, 1999, as amended on January 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission's web site at http://www.sec.gov.

   The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

  . Onsale's annual report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 31, 1999;

  . the description of our common stock contained in Onsale's registration statement on Form 8-A (File No. 000-21945) filed under Section 12(g) of the Exchange Act with the Commission on March 11, 1997, including any amendment or report filed for the purpose of updating such description; and

  . all other reports filed under Section 13(a) or 15(d) of the Exchange Act since December 31, 1998, including (1) our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999, and
     (2) our current reports on Form 8-K filed with the Commission on July 23, 1999, November 5, 1999, December 1, 1999 and January 31, 2000.

   To the extent that any statement in this prospectus or a prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus or the applicable prospectus supplement, the statement in this prospectus or the applicable prospectus supplement shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus, the applicable prospectus supplement or the registration statement. Statements contained in this prospectus or the applicable prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

   We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

   Egghead.com, Inc.
   1350 Willow Road
   Menlo Park, California 94025
   Attention: Investor Relations, (650) 470-2780.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   This document and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The sections entitled "Risk Factors" that appear in our annual report on Form 10-K for the year ended December 31, 1998 and in the prospectus supplement accompanying this prospectus describe some, but not all, of the factors that could cause these differences.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             [LOGO OF EGGHEAD.COM]

                               702,947 Shares of
                                  Common Stock


                               ----------------

                             PROSPECTUS SUPPLEMENT

                                 March 2, 2000

                               ----------------

   You should rely only on the information contained in or specifically incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in the jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

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